EXHIBIT 99 (b)



                         FORM 11-K INFORMATION FOR THE

               360 COMMUNICATIONS COMPANY RETIREMENT SAVINGS PLAN

                        AS OF DECEMBER 31, 1998 AND 1997

                    AND FOR THE YEAR ENDED DECEMBER 31, 1998

                              REQUIRED INFORMATION



         The 360 Communications Company Retirement Savings Plan (the "Plan") is subject to the Employee Retirement Income Security Act of 1974.

         Item 4. In lieu of the requirements of Items 1, 2 and 3 of Form 11-K, the following financial statements of the Plan are being filed as Exhibit 99(b) to this Report:

         1.   Reports of Independent Public Accountants

         2. Statements of Net Assets Available for Benefits with Fund Information as of December 31, 1998 and 1997

         3. Statement of Changes in Net Assets Available for Benefits with Fund Information for the year ended December 31, 1998

         4. Notes to Financial Statements and Supplemental Schedules as of December 31, 1998 and 1997

         5. Schedule of Assets Held for Investment Purposes as of December 31, 1998

         6. Schedule of Reportable Transactions for the year ended December 31, 1998

         The Consents of Independent Public Accountants to the inclusion of the foregoing financial statements herein are being filed as Exhibit 23(a) and
Exhibit 23(b) to this Report.

                           360 COMMUNICATIONS COMPANY

                             RETIREMENT SAVINGS PLAN

                 FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
                        As of December 31, 1998 and 1997
                         TOGETHER WITH AUDITORS' REPORT

                           360 COMMUNICATIONS COMPANY

                             RETIREMENT SAVINGS PLAN

                 Financial Statements and Supplemental Schedules

                        As of December 31, 1998 and 1997



                                    Contents

Reports of Independent Public Accountants.................................1 - 2

Financial Statements:

  Statements of Net Assets Available for Benefits With Fund Information
      As of December 31, 1998 and 1997....................................3 - 4

  Statement of Changes in Net Assets Available for Benefits With Fund
      Information for the year ended December 31, 1998....................5

  Notes to Financial Statements and Supplemental Schedules................6 - 10

Supplemental Schedules:

  Schedule I Line 27a - Schedule of Assets Held for Investment Purposes
      as of December 31, 1998.............................................11

  Schedule II Line 27b - Schedule of Loans or Fixed Income Obligations
      as of December 31, 1998.............................................12

  Schedule III Line 27d - Schedule of Reportable Transactions for the
      year ended December 31, 1998........................................13

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Participants and Administrative Committee of the 360 Communications Company Retirement Savings Plan:

We have audited the accompanying statement of net assets available for benefits with fund information of the 360 Communications Company Retirement Savings Plan (the "Plan") as of December 31, 1998, and the related statement of changes in net assets available for benefits with fund information for the year then ended. The financial statements of the Plan as of December 31, 1997, were audited by other auditors whose report dated May 29, 1998, expressed an unqualified opinion on those statements. These financial statements and the schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits with fund information of the Plan as of December 31, 1998, and the changes in net assets available for benefits with fund information for the year then ended, in conformity with generally accepted accounting principles.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes, loans or fixed income obligations, and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The Fund Information in the statement of net assets available for benefits with fund information and the statement of changes in net assets available for benefits with fund information is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                                  /s/Arthur Andersen LLP



Little Rock, Arkansas,
  April 16, 1999.

                         Report of Independent Auditors


The Administrative Committee
360 Communications Company

We have audited the accompanying statement of net assets available for benefits of the 360 Communications Company Retirement Savings Plan as of December 31, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1997, in conformity with generally accepted accounting principles.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The Fund Information in the statement of net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits for each fund. The Fund Information has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                                    /s/Ernst & Young LLP
                                                       Ernst & Young LLP



Chicago, Illinois
May 29, 1998

               360 Communications Company Retirement Savings Plan
      Statement of Net Assets Available For Benefits With Fund Information
                             As of December 31, 1998
                                 (In thousands)


                                            ALLTEL            PIMCO
                                          Corporation      Total Return
                                            Common          Investment
                             Total        Stock Fund(1)       Fund
                            ------        -------------    ------------
Assets:
Cash                        $   851         $   851

Receivables:
    Due from broker             471             471
    Income                      132             132
                            -------         -------          ------
Total receivables               603             603
                            -------         -------          ------

Investments, at
  fair value:
    ALLTEL Corporation
    common stock             25,420          25,420

    Mutual funds             68,805                          $4,192

    Participant loans         4,217
                            -------         -------          ------
Total investments            98,442          25,420           4,192

                            -------         -------          ------

Total assets                 99,896          26,874           4,192
                            -------         -------          ------


Liabilities:
    Due to broker               205             205
    Accrued expenses              9               9
                            -------         -------          ------
                            -------         -------          ------
Total liabilities               214             214
                            -------         -------          ------

Net Assets Available
for Benefits$               $99,682         $26,660          $4,192
                            =======         =======          ======

(1) Previously 360 Communications Company common stock. See Note 1 to the Financial Statements and Supplemental Schedules for information related to the merger.

          The accompanying notes are an integral part of this statement.

                                                360 Communications Company Retirement Savings Plan
                                    Statement of Net Assets Available For Benefits With Fund Information - continued
                                                          As of December 31, 1998
                                                               (In thousands)


                                                                      Fidelity Investments
                        -----------------------------------------------------------------------------------------------
                         Equity               Over the            Managed
                         Income    Magellan   Counter   Overseas  Income    Freedom  Freedom  Freedom  Freedom  Freedom  Participant
                          Fund       Fund      Fund       Fund     Fund     Income    2000     2010     2020      2030    Loans

                         -------   --------   --------  --------  -------   -------  -------  -------  -------  -------  -----------
Assets:
Cash

Receivables:
    Due from broker
    Income
                         -------   -------    ------    ------    -------   ---      ----     ----     ----     ----     ------
Total receivables
                         -------   -------    ------    ------    -------   ---      ----     ----     ----     ----     ------

Investments, at
fair value:
    ALLTEL Corporation
    common stock

    Mutual funds         $17,666   $20,419    $6,773    $3,597    $13,557   $26      $243     $865     $782     $685

    Participant loans                                                                                                    $4,217
                         -------   -------    ------    ------    -------   ---      ----     ----     ----     ----     ------
Total investments         17,666    20,419     6,773     3,597     13,557    26       243      865      782      685      4,217

                         -------   -------    ------    ------    -------   ---      ----     ----     ----     ----     ------
Total assets              17,666    20,419     6,773     3,597     13,557    26       243      865      782      685      4,217
                         -------   -------    ------    ------    -------   ---      ----     ----     ----     ----     ------

Liabilities:
    Due to broker
    Accrued expenses
                         -------   -------    ------    ------    -------   ---      ----     ----     ----     ----     ------
Total liabilities
                         -------   -------    ------    ------    -------   ---      ----     ----     ----     ----     ------

Net Assets Available
   for Benefits          $17,666   $20,419    $6,773    $3,597    $13,557   $26      $243     $865      $782    $685     $4,217
                         =======   =======    ======    ======    =======   ===      ====     ====      ====    ====     ======


                                       360 Communications Company Retirement Savings Plan
                               Statement of Net Assets Available For Benefits With Fund Information
                                                    As of December 31, 1997
                                                        (In thousands)



                                                                                        Fidelity Investments
                                                                      -----------------------------------------------
                                     360          Sprint     Total
                                Communications  Corporation  Return   Equity               Over the           Managed
                                   Common        Common    Investment Income    Magellan   Counter  Overseas  Income    Participant
                       Total     Stock Fund     Stock Fund   Fund      Fund      Fund       Fund     Fund      Fund      Loans
                       -------  -------------   ----------  --------  --------  --------   -------  --------  --------  --------
Assets:
Cash                  $    612     $   324       $   288

Investments, at
 fair value:
  360 Communications
    Company common
    stock               11,316      11,316
  Sprint Corporation
    common stock        10,001                    10,001


  Mutual funds          42,073                               $2,402    $14,019   $11,025    $3,515   $2,608    $8,504

  Participant loans      2,598                                                                                            $2,598
                       -------     -------       --------    ------    -------   -------    ------   ------    ------     ------
Total investments       65,988      11,316        10,001      2,402     14,019    11,025     3,515    2,608     8,504      2,598

Dividend income
    receivable               3           2             1
                       -------     -------       -------     ------    -------   -------    ------   ------    ------     ------
Total assets            66,603      11,642        10,290      2,402     14,019    11,025     3,515    2,608     8,504      2,598
                       -------     -------       -------     ------    -------   -------    ------   ------    ------     ------

Liabilities:
Accrued expenses            20          20
                       -------     -------       -------     ------    -------   -------    ------   ------    ------     ------

Net Assets Available
    for Benefits       $66,583     $11,622       $10,290     $2,402    $14,019   $11,025    $3,515   $2,608    $8,504     $2,598
                       =======     =======       =======     ======    =======   =======    ======   ======    ======     ======



                              The accompanying notes are an intregral part of this statement.

               360 Communications Company Retirement Savings Plan
 Statement of Changes in Net Assets Available For Benefits With Fund Information
                      For the year ended December 31, 1998
                                 (In thousands)


                                         ALLTEL          Sprint        PIMCO
                                       Corporation    Corporation   Total Return
                                         Common          Common      Investment
                               Total  Stock Fund(1)    Stock Fund       Fund
                               -----  -------------   -----------   ------------
Additions:
Investment Income:
 Interest and dividends      $  3,427     $     -        $   34         $  330
 Realized and unrealized
   appreciation
   (depreciation) in
   the fair value
   of investments              21,967      14,105         1,503            (41)
                              -------     -------        ------         ------

 Net investment income         25,394      14,105         1,537            289
                              -------     -------        ------         ------

Contributions:
 Employer contributions, net    7,762       1,696             -            804
 Participant contributions      8,442       1,651             -            492
                              -------     -------        ------         ------

 Total contributions           16,204       3,347             -          1,296
                              -------     -------        ------         ------

Total additions                41,598      17,452         1,537          1,585
                              -------     -------        ------         ------

Deductions:
   Benefit payments            (8,714)     (1,574)         (169)          (279)
   Forfeitures                      -        (123)          (49)           (28)
   Loan withdrawals                 -        (945)          (27)          (128)
   Administrative expense         (19)         (1)            -             (1)
                              -------     -------        ------         ------

Total deductions               (8,733)     (2,643)         (245)          (436)
                              -------     -------        ------         ------

Loan repayments
   Principal                        -         330             -             39
   Interest                       188          52             -              5
                              -------     -------        ------         ------
                                  188         382             -             44

Other transfers, net               46         (42)            -           (129)
                              -------     -------        ------         ------

Net increase(decrease) prior
 to interfund transfers        33,099      15,149         1,292          1,064

Interfund transfers, net            -        (111)      (11,582)           726
                              -------     -------      --------         ------
Net increase (decrease)         3,099      15,038       (10,290)         1,790

Net assets available
   for benefits:
   Beginning of year           66,583      11,622        10,290          2,402
                              -------     -------       -------         ------

   End of year                $99,682     $26,660       $     -         $4,192
                              =======     =======       =======         ======

(1) Previously 360 Communications Company common stock. See Note 1 to the Financial Statements and Supplemental Schedules for information related to the merger.

        The accompanying notes are an integral part of this statement.

                                        360 Communications Company Retirement Savings Plan
                    Statement of Changes in Net Assets Available For Benefits With Fund Information - continued
                                             For the year ended December 31, 1998
                                                        (In thousands)

                                 Fidelity Investments
                                 ---------------------------------------------------------------------------------------
                                 ---------------------------------------------------------------------------------------
                                 Equity            Over the          Managed
                                 Income   Magellan Counter  Overseas Income   Freedom   Freedom Freedom  Freedom Freedom Participant
                                  Fund     Fund     Fund     Fund     Fund    Income     2000    2010     2020     2030    Loans
                                -------   -------  -------  ------   -------  -------   ------  -------  -------  ------- --------
Additions:
Investment Income:
   Interest and dividends       $   960   $   892   $  335    $ 69   $   705  $  1      $ 11     $  31    $ 29     $ 30
   Realized and unrealized
      appreciation
      (depreciation) in
      the fair value
      of investments                839     3,702    1,448     241         -     1        17        48      59       45
                                -------    -------  ------  ------   -------  ----      ----     -----    ----     ----

        Net investment income     1,799     4,594    1,783     310       705     2        28        79      88       75
                                -------   -------   ------  ------   -------  ----      ----     -----    ----     ----

Contributions:
   Employer contributions, net    1,668     1,971      662     420       220     3         9        60     120      129
   Participant contributions      1,746     2,071      784     479       884     3        12        51     121      148
                                -------   -------   ------  ------   -------  ----      ----     -----    ----     ----

        Total contributions       3,414     4,042    1,446     899     1,104     6        21       111     241      277
                                -------   -------   ------  ------   -------  ----      ----     -----    ----     ----

Total additions                   5,213     8,636    3,229   1,209     1,809     8        49       190     329      352
                                -------   -------   ------  ------   -------  ----      ----     -----    ----     ----

Deductions:
   Benefit payments              (1,723)   (1,184)    (669)   (363)   (2,148)  (11)        -      (113)    (30)     (66)  $ (385)
   Forfeitures                      (84)      (87)     (35)    (24)      430     -         -         -       -        -        -
   Loan withdrawals                (571)     (774)    (177)   (165)     (477)   (5)       (9)      (27)    (27)      (9)   3,341
   Administrative expense            (5)       (3)       -       -        (9)    -         -         -       -        -        -
                                -------   -------   ------  ------   -------  ----      ----     -----    ----     ----   ------

Total deductions                 (2,383)   (2,048)    (881)   (552)   (2,204)  (16)       (9)     (140)    (57)     (75)   2,956
                                -------   -------   ------  ------   -------  ----      ----     -----    ----     ----   ------

Loan repayments
   Principal                        257       290       81      86       207     1         -         4      21       21   (1,337)
   Interest                          36        43       10       9        27     -         -         2       3        1        -
                                -------   -------   ------  ------   -------  ----      ----     -----    ----     ----  -------
                                    293       333       91      95       234     1         -         6      24       22   (1,337)

Other transfers, net                 50        76       43      18        30     -         -         -       -        -        -
                                -------   -------   ------  ------   -------  ----      ----     -----    ----     ----  -------

Net increase (decrease) prior
   to interfund transfers         3,173     6,997    2,482     770      (131)   (7)       40        56     296      299    1,619

Interfund transfers, net            474     2,397      776     219     5,184    33       203       809     486      386        -
                                 -------  -------   ------  ------   -------  ----      ----     -----    ----     ----  -------
        Net increase (decrease)   3,647     9,394    3,258     989     5,053    26       243       865     782      685    1,619

Net assets available for
   benefits:
        Beginning of year        14,019    11,025    3,515   2,608     8,504     -         -         -       -        -    2,598
                                -------   -------   ------  ------   -------  ----      ----     -----    ----     ----  -------

        End of year             $17,666   $20,419   $6,773  $ 3,597  $13,557  $ 26      $243     $ 865    $782     $685  $ 4,217
                                =======   =======   ======  ======   =======  ====      ====     =====    ====     ====  =======



               360 COMMUNICATIONS COMPANY RETIREMENT SAVINGS PLAN
            NOTES TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES



1.   DESCRIPTION OF THE PLAN

The following brief description of the 360 Communications Company
Retirement Savings Plan (the "Plan") provides only general information. Participants should refer to the Plan document and the summary plan description for more complete information.

General

The Plan is a defined contribution plan established and sponsored by 360 Communications Company ("360" or the "Company") and is intended to qualify under Section 401(a) of the Internal Revenue Code (the "Code").

The Plan includes a qualified cash or deferred arrangement as defined in Section 401(k) of the Code and is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

Merger

On July 1, 1998, 360 completed its merger with ALLTEL Corporation ("ALLTEL") under a definitive merger agreement entered into on March 16, 1998. Under the terms of the merger agreement, 360 became a wholly-owned subsidiary of ALLTEL. In connection with the merger, each outstanding share of 360 common stock was converted into the right to receive .74 shares of ALLTEL Corporation common stock. Accordingly, the Plan was amended during 1998 to convert the Plan's investment in 360 common stock into ALLTEL Corporation common stock. In addition, participants in the Plan became fully vested in all allocated Company contributions as a result of the merger. The Company expects that the Plan will be merged with and into the ALLTEL Corporation Thrift Plan during 1999. See note 4 for other changes in plan provisions resulting from the merger with ALLTEL.

Background

Prior to March 7, 1996, 360 was a subsidiary of Sprint Corporation ("Sprint"). On March 7, 1996, Sprint effected a tax-free spinoff of 360 to Sprint shareholders. Concurrent with the spinoff, a new Plan was established by which identical investment funds were adopted and all account balances for the Company's associates were transferred from the Sprint Retirement Savings Plan to the Plan.

Eligibility

Elective deferrals made by associates to the Plan are voluntary. Individuals employed by the Company for more than one year and who are not represented by a collective bargaining unit are eligible to participate. Regular full-time employees who have attained age 35 but not yet completed one year of service are also eligible to participate in the Plan.

               360 COMMUNICATIONS COMPANY RETIREMENT SAVINGS PLAN
            NOTES TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES



1.   DESCRIPTION OF THE PLAN (continued)

Contributions

Participants can contribute up to 16% of their eligible pay to a pre-tax account, provided total contributions to the pre-tax account did not exceed an annual limitation of $10,000 for 1998 and $9,500 for 1997. The percentage that can be contributed by participants who meet the definition of a highly compensated employee as defined in the Code is periodically recomputed in order to maintain compliance with the permitted disparity provisions of the Code. The annual limitation on contributions to the pre-tax account is established under the Code. Currently contributions are allowed only to the pre-tax account. Subject to certain limitations and restrictions, the Plan permits participants to make rollover contributions from other plans qualified under sections 401(a) of the Code. The Plan, as amended December 17, 1998, suspends any contributions for compensation paid after December 30, 1998. In addition, no contribution of any rollover amount that had not been approved by the Committee prior to January 1, 1999 shall be permitted.

The Company makes a dollar for dollar matching contribution to the Plan. Contributions in excess of 6% of each participant's pay are not included in this calculation of the Company contribution. Contributions are made in cash or Company stock with a market value equal to the Company contribution requirement. The Plan, as amended December 17, 1998, suspends any contributions of any matching amount with respect to compensation paid after December 30, 1998.

In 1996, the Company introduced an age-related contribution referred to as the age-progressive contribution in the Plan. This age-related contribution is available for eligible participants in the Plan who have attained age 25 and are employed by the Company as of the last pay period each year. Employees not enrolled in the Plan that have completed one year of service or are age 35 or older are still eligible for the age-progressive contribution. If an investment election does not appear on file for eligible participants at the time the age-progressive contribution is made, the allocation is automatically invested in the PIMCO Total Return Investment Fund (previously referred to as the Bond
Fund). The Plan, as amended December 17, 1998, suspends any age-progressive contributions for plan years beginning after December 31, 1998.

Investment Funds

During 1998, participants may direct their contributions into the ALLTEL Corporation Common Stock Fund (360 Communications Company Common Stock
Fund prior to December 17, 1998), a Bond Fund invested in the PIMCO Total Return Investment Fund, Inc., and any of ten funds managed by Fidelity Investments consisting of the Equity Income Fund, Magellan Fund, Managed Income Fund, Over the Counter Fund, Overseas Fund, Freedom Income Fund, Freedom 2000 Fund, Freedom 2010 Fund, Freedom 2020 Fund, and the Freedom 2030 Fund. The Company discontinued the Sprint Stock Fund on March 31, 1998. Company contributions are invested in the same investment funds as plan participant contributions.

Participants may redirect the funds in which their current contributions are invested each pay period. In addition, participants may also transfer existing balances between funds on any week day, except holidays when the New York Stock Exchange is closed. However, certain limitations do apply in that at no time can transfers be made directly or indirectly (within 90 days) from the Managed Income Fund to the PIMCO Total Return Investment Fund. During 1997, the Managed Income Fund received a $400,000 distribution from the bankruptcy settlement of a fund previously available to participants under the Sprint Retirement Savings Plan.

               360 COMMUNICATIONS COMPANY RETIREMENT SAVINGS PLAN
            NOTES TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES


1.   DESCRIPTION OF THE PLAN (continued)


Vesting

Participants are 100% vested in their participant contribution accounts at all times.

Participants have an immediate 100% vested right to their Company contributions upon 5 or more years of continuous service with the Company. Earlier vesting may occur, if while an employee of the Company, a participant: (1) attains age 65,
(2) incurs a permanent and total disability, (3) dies, or (4) receives approval of the Company's Board of Directors under certain circumstances.

Terminating participants who do not meet these vesting guidelines forfeit the non-vested portion of the Company contribution. Such amounts are used to offset future Company contribution requirements. In 1998, approximately $524,000 was used to offset company contributions.

Withdrawals

Participants may withdraw the vested value of their account when they retire, terminate employment with the Company, reach age 59 1/2, meet "hardship" requirements defined in the Code, or become permanently and totally disabled. Withdrawals may also be made from the after-tax portion of their account and the vested portion of their Company contribution account that has been held by the Plan for two full calendar years following the year of contribution. These withdrawals may not be made more often than twice per year. The minimum withdrawal is the lesser of $1,000 or 50% of the amount that may be withdrawn.

Participant Loans

Participants may borrow the lower of (1) one-half of the total value of their vested account balance, (2) $50,000 reduced by the highest outstanding balance of the participant's loan from the Plan during the one year period ending on the date the loan is made, or (3) the total value of their pre-tax account. The minimum loan is $1,000. Participants may have no more than two loans outstanding from the Plan at a time. Amounts borrowed by participants must be repaid within 5 years and no sooner than 6 months. In the event that the proceeds of the loan are used to acquire a participant's principal residence, the maximum repayment period may be as much as 25 years. The interest rate charged on loans is set by an administrative committee.

Participant Accounts

A separate account is maintained for each participant in the Plan. Each participant's account is adjusted for (a) Company contributions made on behalf of the participant, (b) the participant's own contributions made to the Plan, including rollover contributions, (c) the participant's share of any investment income (losses), (d) withdrawals, (e) loans, (f) forfeitures of Company contributions due to the participant's withdrawal and (g) transfers directed by the participant from one investment fund to another.

Administration and Plan Expenses

The Plan is administered by the Administrative Committee established pursuant to the Plan. Most administrative expenses are paid for by the Company. Mutual funds offered under the Plan incur fees related to their daily operations. These expenses are paid out of the Plan's mutual fund assets and are reflected in their share price or dividends; they are neither billed directly to participants nor deducted from their accounts. Certain administrative charges for employee loans are charged to participants with outstanding loans.

               360 COMMUNICATIONS COMPANY RETIREMENT SAVINGS PLAN
            NOTES TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the significant accounting policies of the Plan:

Valuation of Investments

Investments of the Plan are valued at fair market value except the Managed Income Fund which is valued at estimated fair value (contract value representing invested principal plus accrued interest thereon). The fair market value of the common stock and mutual funds is based on the value of the last reported sale on the last business day of the year. Loans to participants are valued at their principal balance.

Interest

Income from the investments is recorded as earned on an accrual basis.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform with the 1998 financial statement presentation.

Withdrawals

Withdrawals, other than cash, are recorded at the fair market value of the assets on the date of distribution.

3.   INVESTMENTS

The following table presents the cost and fair value of Plan investments that represent 5% or more of the Plan's net assets available for benefits (in thousands):


                                  December 31, 1998        December 31, 1997
                               ----------------------    --------------------
                                Cost       Fair Value     Cost     Fair Value
                               -------     ----------    ------    ----------
Investments at fair
value as determined
by quoted market price:
Common stock:
    ALLTEL common stock        $13,986      $25,420      $     -    $     -
    360 common stock                 -            -       11,228     11,316
    Sprint common stock              -            -        4,568     10,001
Mutual funds:
    Magellan Fund               16,165       20,419       10,116     11,025
    Equity Income Fund          15,176       17,666       11,178     14,019
    Over the Counter Fund        5,484        6,773        3,556      3,515
Managed Income Fund             13,557       13,557        8,504      8,504
PIMCO Total Return
Investment Fund                  4,229        4,192        2,391      2,402

               360 COMMUNICATIONS COMPANY RETIREMENT SAVINGS PLAN
            NOTES TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES


4.   PLAN AMENDMENTS

In connection with the merger, the Plan was amended to reflect the following changes:

Amendment No. 4 to the Plan transitions the Company Stock (360 common stock) to ALLTEL common stock, par value $1.00 per share, as of December 17, 1998.

Amendment No. 5 to the Plan allows participants in the Plan that had not become fully vested in the Company contribution prior to September 11, 1998 to become fully vested and the contributions become non-forfeitable as of the close of business on September 11, 1998. In addition, the amendment provides for the funding of the contribution through forfeitures, amounts contributed by the employers for such purpose, or if that is insufficient, by earnings or gains to the Plan.

Amendment No. 6 to the Plan suspends the contributions and any matching amount for any compensation paid after December 30, 1998. In addition, no age-progressive contributions are permitted for plan years beginning after December 31, 1998.

5.   INCOME TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter dated October 9, 1997, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

6.   RELATED PARTY TRANSACTIONS

Certain Plan investments are shares of mutual funds managed by Fidelity Investments. Fidelity Investments is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest. Fees paid by the Plan for the investment management services amounted to $19,000 for the year ended December 31, 1998.

                             SUPPLEMENTAL SCHEDULES

                                                                      SCHEDULE I
                           360 COMMUNICATIONS COMPANY
                             RETIREMENT SAVINGS PLAN
           Line 27a - Schedule of Assets Held for Investment Purposes
                             As of December 31, 1998
                      (In thousands, except share amounts)


Description of Assets                           Shares      Cost      Fair Value
---------------------                           ------      ----      ----------
*ALLTEL Corporation
   Common Stock                                 424,999    $13,986     $25,420

Mutual Funds:
PIMCO Total Return
   Investment Fund                              397,762      4,229       4,192

Mutual funds managed by Fidelity Investments:
*Magellan Fund                                  169,000     16,165      20,419
*Equity Income Fund                             318,021     15,176      17,666
*Over the Counter Fund                          155,233      5,484       6,773
*Overseas Fund                                   99,973      3,365       3,597
*Managed Income Fund                         13,557,413     13,557      13,557
*Freedom Income                                   2,300         26          26
*Freedom 2000                                    19,695        231         243
*Freedom 2010                                    65,011        820         865
*Freedom 2020                                    56,040        720         782
*Freedom 2030                                    49,324        640         685
                                                           -------     -------
                                                            56,184      64,613
                                                           -------     -------
Total Mutual Funds                                          60,413      68,805
                                                           -------     -------

*Participant Loans      Loans with interest rates
                        ranging from 7.0 percent
                        to 11.55 percent                     4,217       4,217
                                                           -------     -------

Total Investments                                          $78,616     $98,442
                                                           =======     =======

*Represents a Party-In-Interest

                                                                     SCHEDULE II

                           360 COMMUNICATIONS COMPANY
                             RETIREMENT SAVINGS PLAN
                     Line 27b - Schedule of Loans in Default
                             As of December 31, 1998


              Original      Amount          Unpaid       Detailed
Identity of    Amount      Received        Balance at   Description     Amount
Obligator     of Loan   During Year (a)   End of Year   of Loan      Overdue (a)
-----------   -------   ---------------   -----------  -----------   -----------
Various Plan  $20,670      $1,848           $14,841    Issued
Participants                                           November 30,    $1,919
                                                       1993 through
                                                       May 18, 1998;
                                                       interest rates
                                                       7.00% to 7.25%


(a) Amount includes principal and interest

                                                                    SCHEDULE III
                           360 COMMUNICATIONS COMPANY
                             RETIREMENT SAVINGS PLAN
                 Line 27d - Schedule of Reportable Transactions
                      For the Year Ended December 31, 1998
                  (In thousands, except number of transactions)


                                                                                     Fair
                                   Number of      Purchase    Selling               Market       Realized
Description of Assets            Transactions      Price       Price       Cost     Value         Gain
---------------------            ------------     --------    -------      ----     ------       --------
Category (iii) = A series of transactions in excess of 5% of plan assets

*ALLTEL Corporation
   Common Stock Fund                  250          $ 7,577    $     -     $ 7,577    $ 7,577       $    -
                                      240                -      6,643       4,818      6,643        1,825

*Fidelity Magellan Fund               248            9,128          -       9,128      9,128           -
                                      236                -      3,437       3,080      3,437          357

*Fidelity Equity Income Fund          243            7,698          -       7,698      7,698            -
                                      231                -      4,889       4,299      4,889          590

*Fidelity Over the Counter Fund       230            3,607          -       3,607      3,607            -
                                      200                -      1,796       1,679      1,796          117

*Fidelity Managed Income Fund         241           11,936          -      11,936     11,936            -
                                      234                -      6,883       6,883      6,883            -

Sprint Stock Fund                      62               34          -          34         34            -
                                       62                -     11,826       4,601     11,826        7,225

PIMCO Total Return
   Investment Fund                    223            3,092          -       3,092      3,092            -
                                      203                -      1,231       1,224      1,231            7

There were no category (i), (ii) or (iv) transactions during the year.


*Represents a Party-In-Interest


                                       13